Hudson Pacific Properties Reports Strong Third Quarter 2016 Financial Results

Surpassed 2.3 Million Square Feet Of Leases Executed Year-To-Date

Los Angeles, CA, November 3, 2016—Hudson Pacific Properties, Inc. (the “Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2016.

Third Quarter Highlights

•	Net income attributable to common stockholders of $1.8 million, or $0.02 per diluted share, compared to net loss of $3.9 million, or $(0.04) per diluted share, a year ago;

•	FFO, excluding specified items, of $67.4 million, or $0.46 per diluted share, compared to $63.0 million, or $0.43 per diluted share, a year ago;

•	Executed new and renewal leases totaling 563,348 square feet, consisting of 199,580 square feet of new leases and 363,768 square feet of renewal leases;

•	Achieved GAAP and cash rent growth on new and renewal leases of 29.6% and 20.4%, respectively;

•	Reached an in-service office portfolio leased rate of 90.7% as of September 30, 2016, up from 89.5% a year ago;

•	Acquired 11601 Wilshire Boulevard in Brentwood, California for $311.0 million before credits, prorations and closing costs; and

•	Declared and paid a quarterly dividend of $0.20 per share on common stock.

“We are very pleased with third quarter results,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “During the quarter, we executed more than 560,000 square feet of leases, with cash rent spreads of 20%. Year-to-date that brings us to 2.4 million square feet, with cash rent spreads of 44%. We continued our intensive focus on existing lease-up and value creation projects, while uncovering compelling off-market and selectively marketed transactions. Fundamentals remain strong across our core markets, and deals with a value-add component, such as 11601 Wilshire in Los Angeles and Hill7 in Seattle, allow us to unlock even more upside.”

Coleman continued, “In the fourth quarter, our execution of a long-term agreement with Netflix for stages and production offices at Sunset Bronson Studios, and Warner Music Group’s announcement of a move to the Arts District further highlighted our exceptional track record of anticipating market opportunities, in turn creating value for shareholders. As those markets continue to evolve, our in-service assets, as well as development and redevelopment projects, CUE, 4th & Traction and 405 Mateo, stand to directly benefit.”

Financial Results

The Company reported net income attributable to common stockholders of $1.8 million, or $0.02 per diluted share, for the three months ended September 30, 2016, compared to net loss attributable to common stockholders of $3.9 million, or $(0.04) per diluted share, for the three months ended September 30, 2015.

Funds From Operations (FFO), excluding specified items, for the three months ended September 30, 2016 totaled $67.4 million, or $0.46 per diluted share, compared to FFO, excluding specified items, of $63.0 million, or $0.43 per diluted share, a year ago. Specified items for the third quarter of 2016 consisted of acquisition-related expense of $0.3 million, or $0.00 per diluted share. Specified items for the third quarter of 2015 consisted of an acquisition-related expense reimbursement of $0.1 million, or $0.00 per diluted share.

FFO, including specified items, for the three months ended September 30, 2016 totaled $67.1 million, or $0.46 per diluted share, compared to $63.1 million, or $0.43 per diluted share, a year ago.

Combined Operating Results For The Three Months Ended September 30, 2016

Total revenue during the third quarter increased 8.6% to $164.6 million from $151.6 million for the same quarter a year ago. Total operating expenses decreased 4.4% to $140.8 million from $147.4 million for the same quarter a year ago. As a result, income from operations increased 470.0% to $23.7 million from $4.2 million for the same quarter a year ago. The primary reasons for the changes in total revenue and operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the third quarter increased 37.7% to $19.9 million from $14.5 million for the same quarter a year ago. The Company had $2.4 billion and $2.1 billion of notes payable, excluding net deferred financing costs and net loan premium, at September 30, 2016 and September 30, 2015, respectively.

The Company had $0.9 million of unrealized gain on the ineffective portion of derivatives, with nothing comparable for the same quarter a year ago. The Company also had $0.3 million of acquisition-related expense associated with the acquisition of 11601 Wilshire Boulevard completed during the third quarter of 2016 compared to $0.1 million of acquisition-related expense reimbursement associated with the acquisition of the EOP Northern California Portfolio in the third quarter of 2015. Finally, the Company had $8.4 million of gain on sale associated with the disposition of Bay Park Plaza during the third quarter of last year, with no comparable activity in the third quarter of 2016.

Segment Operating Results For The Three Months Ended September 30, 2016

Office Properties

Total revenue at the Company’s office properties increased 7.6% to $152.1 million from $141.3 million for the same quarter a year ago. The increase was primarily the result of a $9.2 million increase in rental revenue to $123.9 million and a $2.6 million increase in tenant recoveries to $22.7 million, partially offset by a decrease in parking and other revenue of $1.1 million to $5.5 million. The increase in rental revenue largely resulted from the acquisition of 11601 Wilshire Boulevard and higher rents and occupancy throughout the Company’s in-service portfolio, partially offset by the sales of Bay Park Plaza (sold in September 2015), Bayhill Office Center (sold in January 2016) and One Bay Plaza (sold in June 2016). The increase in tenant recoveries largely resulted from a corresponding increase in operating expenses discussed below, partially offset by a loss of tenant recoveries stemming from the aforementioned asset sales. The decrease in parking and other revenue was also primarily due to these asset sales.

Office property operating expenses increased 4.7% to $54.0 million from $51.5 million for the same quarter a year ago. The expense increase primarily resulted from the acquisition of 11601 Wilshire Boulevard and higher occupancy throughout the Company’s in-service portfolio, all partially offset by the sales of Bay Park Plaza, Bayhill Office Center and One Bay Plaza.

Net operating income with respect to the Company’s 31 same-store office properties for the third quarter increased 9.5% on a GAAP basis and 9.3% on a cash basis.

At September 30, 2016, the Company’s stabilized and in-service office portfolio was 96.5% and 90.7% leased, respectively. During the quarter, the Company executed 60 new and renewal leases totaling 563,348 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 22.1% to $12.5 million from $10.2 million for the same quarter a year ago, largely due to a $1.1 million increase in rental revenue to $7.1 million and a $1.1 million increase in other property-related revenue to $5.0 million. The increase in rental revenue largely stemmed from higher occupancy at Sunset Gower and Sunset Bronson, including the occupancy of certain stage and office space at Sunset Bronson taken off-line for improvements during the first quarter of 2015 and brought back on-line and fully occupied over the three months ended September 30, 2016. The increase in other property-related revenue was primarily due to higher occupancy at Sunset Gower and Sunset Bronson along with the completion of parking structures at Sunset Bronson and Sunset Gower in the fourth quarter of 2015. Total media and entertainment operating expenses increased 3.5% to $6.5 million from $6.3 million for the same quarter a year ago, also largely due to higher occupancy at Sunset Gower and Sunset Bronson.

Media and entertainment net operating income in the third quarter increased by 51.7% on a GAAP basis and 63.9% on a cash basis.

As of September 30, 2016, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 87.1% from 76.8% for the period ended September 30, 2015.

Balance Sheet

At September 30, 2016, the Company had total assets of $6.4 billion, including unrestricted cash and cash equivalents of $89.4 million. At September 30, 2016, the Company had $400.0 million of total capacity under its unsecured revolving credit facility, of which $120.0 million had been drawn.

Major Leasing

Executed Significant Bay Area Leases

Software company Nutanix, which recently completed a successful initial public offering, renewed its lease for 165,428 square feet through March 2021 at 1740 Technology and Metro Plaza in North San Jose, California. Nutanix also executed a must-take agreement for an additional 38,697-square-feet, conterminous with its renewal, at 1740 Technology. The deal increased Nutanix’s total leased square footage (including must-take space) within the Company’s portfolio to 204,125 square feet.

Github, a web-based Git repository hosting service, signed a new 35,330-square-foot lease through April 2022 at 625 Second Street in San Francisco, California. The property is adjacent to the Company’s 275 Brannan Street asset, which is fully leased by Github and serves as their U.S. headquarters.

Acquisitions

Purchased West Los Angeles Lease-Up Asset

On July 1, 2016, the Company acquired 11601 Wilshire Boulevard, a 500,475-square-foot Class-A office tower in Brentwood, California, from real estate funds managed by Blackstone for $311.0 million before credits, prorations and closing costs. The Company intends to lease up and renovate the property, as well as improve operating efficiencies. The property is currently 84.8% leased and has served as the Company’s headquarters for the last six years.

Financings

Completed $200.0 Million Private Placement

On July 6, 2016, the Company completed a private placement of debt yielding $200.0 million of gross proceeds. The Company immediately applied net proceeds from $150.0 million of 3.98% senior guaranteed notes due July 6, 2026 to repay amounts drawn from its unsecured revolving credit facility in connection with the 11601 Wilshire Boulevard acquisition. The Company accessed the additional $50.0 million, consisting of 3.66% senior guaranteed notes due September 15, 2023, on September 15, 2016 to repay amounts outstanding under its unsecured revolving credit facility.

Equity Offering

Completed Common Stock Public Offering

On July 21, 2016, the Company completed a public offering of 20,000,000 shares of its common stock, consisting of 19,195,373 shares offered by the Company and 804,627 shares offered by funds affiliated with Farallon Capital Management, L.L.C. (collectively, the “Farallon Funds”). The Company used the $582.0 million of net proceeds to acquire 19,000,000 common units of limited partnership interest in its operating partnership, Hudson Pacific Properties,

L.P. (the “Operating Partnership”), from certain entities affiliated with The Blackstone Group L.P., and 195,373 common units of limited partnership interest in the Operating Partnership from the Farallon Funds. The Company did not receive any proceeds from the sale of the shares of common stock in this offering by the Farallon Funds.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.20 per share for the third quarter of 2016. The dividends were paid on September 30, 2016 to stockholders of record on September 20, 2016.

Activities Subsequent to September 30, 2016

Completed Additional Major Leasing

Qualys, Inc., a leading provider of cloud-based security and compliance solutions, executed a 10-year lease for 75,275 square feet at 919 Hillsdale Drive, part of the Company’s Metro Center complex in Foster City, California. Tenant’s possession of the space commences February 2017 for purposes of tenant improvements, with rents commencing in May 2018.

Netflix executed an agreement to lease multiple stages and production offices totaling 99,250 square feet through December 2026 at Sunset Bronson Studios. The deal enables Netflix to keep its stage and production teams close to its new Southern California headquarters at Hudson Pacific’s nearly complete ICON office tower development. Netflix is expected to occupy ICON in early 2017.

Acquired New Construction Seattle Office Asset

On October 7, 2016, the Company purchased, through a joint venture with Canadian Pension Plan Investment Board (“CPPIB”), a 285,680-square-foot, Class-A office tower, known as “Hill7,” for $180.0 million before certain prorations and closing costs. Pursuant to the joint venture, CPPIB owns a 45% interest in the property and Hudson Pacific owns a 55% interest. The Company will act as managing member responsible for property management, leasing and construction. Located at 1099 Stewart Street in Seattle’s Denny Triangle neighborhood, directly adjacent to South Lake Union and the Company’s Met Park North asset, this newly constructed, 11-story office building is currently 80.4% leased, with HBO and Redfin as anchor tenants. In conjunction with the acquisition, the joint venture closed a secured, non-recourse loan in the amount of $101.0 million bearing an interest rate of 3.38% per annum, interest only. This loan has a 10-year maturity with an option to extend an additional two years at a higher interest rate.

2016 Outlook

Guidance Increased

The Company is increasing its full-year 2016 FFO guidance from its previously announced range of $1.71 to $1.77 per diluted share, excluding specified items, to a revised range of $1.74 to $1.78 per diluted share, excluding specified items. The guidance reflects the Company’s FFO for the third quarter ended September 30, 2016 of $0.46 per diluted share, excluding specified items, as well as the transactional activity referenced in this press release and in earlier announcements, including the sale of 12655 Jefferson Boulevard in the fourth quarter. This guidance assumes full-year 2016 weighted average fully diluted common stock/units of 147,740,000. The full-year 2016 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2016 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, including, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2016 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property, and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss third quarter 2016 financial results at 11:00 a.m. PT / 2:00 p.m. ET on November 3, 2016. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning November 3 at 2:00 p.m. PT / 5:00 p.m. ET, through November 10 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13646968. International callers should dial (412) 317-6671 and enter the same passcode.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling over 17 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, or SEC, on February 26, 2016, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
REAL ESTATE ASSETS
Land	$1,252,484	$1,252,484
Building and improvements	4,256,406	3,887,683
Tenant improvements	335,205	290,122
Furniture and fixtures	4,277	9,586
Property under development	266,594	218,438
Total real estate held for investment	6,114,966	5,658,313
Accumulated depreciation and amortization	(380,662)	(267,855)
Investment in real estate, net	5,734,304	5,390,458
Cash and cash equivalents	89,354	53,551
Restricted cash	22,103	18,010
Accounts receivable, net	9,621	21,048
Notes receivable, net	—	28,684
Straight-line rent receivables, net	78,282	59,408
Deferred leasing costs and lease intangible assets, net	289,682	314,483
Derivative assets	—	2,061
Goodwill	8,754	8,754
Prepaid expenses and other assets, net	40,227	27,278
Investment in unconsolidated entity	28,705	—
Assets associated with real estate held for sale	62,323	330,300
TOTAL ASSETS	$6,363,355	$6,254,035
LIABILITIES AND EQUITY
Notes payable, net	$2,407,943	$2,260,716
Accounts payable and accrued liabilities	132,140	82,405
Lease intangible liabilities, net	77,081	94,446
Security deposits	25,537	20,342
Prepaid rent	27,150	38,111
Derivative liabilities	22,413	2,010
Liabilities associated with real estate held for sale	14,542	16,791
TOTAL LIABILITIES	2,706,806	2,514,821
6.25% series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 118,746,571 shares and 89,153,780 shares outstanding at September 30, 2016 and December 31, 2015, respectively	1,187	891
Additional paid-in capital	2,589,424	1,710,979
Accumulated other comprehensive loss	(13,639)	(1,081)
Accumulated deficit	(39,427)	(44,955)
Total Hudson Pacific Properties, Inc. stockholders’ equity	2,537,545	1,665,834
Non-controlling interest—members in consolidated entities	268,604	262,625
Non-controlling interest—units in the operating partnership	840,223	1,800,578
TOTAL EQUITY	3,646,372	3,729,037
TOTAL LIABILITIES AND EQUITY	$6,363,355	$6,254,035

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES
Office
Rental	$123,919	$114,693	$358,193	$276,321
Tenant recoveries	22,657	20,036	64,493	43,890
Parking and other	5,521	6,601	16,103	17,612
Total office revenues	152,097	141,330	438,789	337,823
Media & Entertainment
Rental	7,102	6,041	19,987	16,902
Tenant recoveries	243	212	655	705
Other property-related revenue	5,005	3,860	12,784	10,525
Other	136	113	226	244
Total Media & Entertainment revenues	12,486	10,226	33,652	28,376
TOTAL REVENUES	164,583	151,556	472,441	366,199
OPERATING EXPENSES
Office operating expenses	53,975	51,538	150,769	115,364
Media & Entertainment operating expenses	6,499	6,280	18,746	17,354
General and administrative	12,955	9,378	38,474	28,951
Depreciation and amortization	67,414	80,195	201,890	170,945
TOTAL OPERATING EXPENSES	140,843	147,391	409,879	332,614
INCOME FROM OPERATIONS	23,740	4,165	62,562	33,585
OTHER EXPENSE (INCOME)
Interest expense	19,910	14,461	54,775	34,067
Interest income	(130)	(17)	(216)	(118)
Unrealized (gain) loss on ineffective portion of derivative instruments	(879)	—	1,630	—
Acquisition-related expenses (expense reimbursements)	315	(83)	376	43,442
Other (income) expense	(693)	3	(716)	2
TOTAL OTHER EXPENSES	18,523	14,364	55,849	77,393
INCOME (LOSS) BEFORE GAINS ON SALE OF REAL ESTATE	5,217	(10,199)	6,713	(43,808)
Gains on sale of real estate	—	8,371	8,515	30,471
NET INCOME (LOSS)	5,217	(1,828)	$15,228	$(13,337)
Net income attributable to preferred stock and units	(159)	(3,195)	(477)	(9,585)
Net income attributable to participating securities	(196)	(79)	(589)	(229)
Net income attributable to non-controlling interest in consolidated real estate entities	(2,525)	(1,273)	(6,866)	(4,668)
Net (income) loss attributable to common units in the operating partnership	(490)	2,470	(2,357)	17,872
Net income (loss) attributable to Hudson Pacific Properties, Inc. common stockholders	$1,847	$(3,905)	$4,939	$(9,947)
Basic and diluted per share amounts:
Net income (loss) attributable to common stockholders’ per share—basic	$0.02	$(0.04)	$0.05	$(0.12)
Net income (loss) attributable to common stockholders’ per share—diluted	$0.02	$(0.04)	$0.05	$(0.12)
Weighted average shares of common stock outstanding—basic	115,083,622	88,984,236	99,862,583	84,894,863
Weighted average shares of common stock outstanding—diluted	116,262,622	88,984,236	100,979,583	84,894,863
Dividends declared per share of common stock	$0.200	$0.125	$0.600	$0.375

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of net income to Funds From Operations (“FFO”):
NET INCOME (LOSS)	$5,217	$(1,828)	$15,228	$(13,337)
Adjustments:
Depreciation and amortization of real estate assets	66,965	79,940	200,525	170,306
Gains on sale of real estate	—	(8,371)	(8,515)	(30,471)
FFO attributable to non-controlling interests	(4,902)	(3,494)	(13,574)	(10,520)
Net income attributable to preferred stock and units	(159)	(3,195)	(477)	(9,585)
FFO to common stockholders and unitholders	$67,121	$63,052	$193,187	$106,393
Specified items impacting FFO:
Acquisition-related expenses (expense reimbursements)	$315	$(83)	$376	$43,442
FFO (excluding specified items) to common stockholders and unitholders	$67,436	$62,969	$193,563	$149,835
Weighted average common stock/units outstanding—diluted	146,793	145,902	146,668	124,052
FFO per common stock/unit—diluted	$0.46	$0.43	$1.32	$0.86
FFO (excluding specified items) per common stock/unit—diluted	$0.46	$0.43	$1.32	$1.21